UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 11, 2015

Foundation Medicine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36086	27-1316416
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Second Street Cambridge, MA	02141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 418-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Transaction Agreement

On January 11, 2015, Foundation Medicine, Inc., a Delaware corporation (the “Company” or “Foundation Medicine”), entered into a Transaction Agreement (the “Transaction Agreement”), by and between the Company and Roche Holdings, Inc., a Delaware corporation (together with its affiliates, the “Investor”), pursuant to which, among other things, (a) the Investor will make a primary investment of $250 million in cash to purchase 5 million newly issued shares (the “Issuance Shares”) of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), at a price of $50.00 per share (the “Issuance”), and (b) the Investor will commence a tender offer to purchase outstanding shares of Company Common Stock (the “Offer” and together with the Issuance, the “Investment”). The Offer will be for the purchase by the Investor of approximately 15.6 million shares of Company Common Stock at a price of $50.00 per share (the “Offer Price”) so that, when combined with the Issuance Shares and existing shares of Company Common Stock owned by Roche Holding Ltd and its subsidiaries, the Investor will own approximately 56.3% of the outstanding shares of Company Common Stock on a fully diluted basis at the closing of the transactions contemplated by the Transaction Agreement (the “Closing”). The Offer is conditioned upon the Company’s existing stockholders tendering sufficient shares of Company Common Stock in the Offer for the Investor to own at least 52.4% of the outstanding shares of Company Common Stock on a fully diluted basis at the Closing (taking into account the Issuance Shares and existing shares of Company Common Stock owned by Roche Holding Ltd and its subsidiaries). In the event of an over-subscription by stockholders in the Offer, shares validly tendered and not validly withdrawn prior to expiration of the Offer will be subject to proration.

Pursuant to the Transaction Agreement, effective as of the time at which shares of Company Common Stock are first accepted for payment under the Offer (such time, the “Acceptance Time”), subject to approval by the stockholders of the Company, the certificate of incorporation of the Company in effect immediately prior to the Acceptance Time will be amended to provide for, among other things, the declassification of the Board of Directors of the Company (the “Board of Directors”) and the waiver of the corporate opportunity doctrine with respect to the Investor and its affiliates (the “Company Charter Amendments”).

Each of the Company and the Investor has made customary representations, warranties and covenants in the Transaction Agreement, including, among others, covenants by the Company: (a) to conduct its business in the ordinary course, consistent with past practice, during the interim period between the execution of the Transaction Agreement and the closing of the Issuance; (b) not to solicit competing proposals during such period; (c) to convene and hold a meeting of the stockholders of the Company to approve the Company Charter Amendments, the Transaction Agreement and the transactions contemplated thereby (including the Issuance) and the Investor’s anti-dilution protection rights under the Investor Rights Agreement described below (the “Company Stockholder Approval”); and (d) that, subject to limited customary exceptions, the Board of Directors will recommend the Offer and the Company Stockholder Approval to the stockholders of the Company. If the Closing occurs, the Transaction Agreement also provides for the Company to indemnify the Investor for breaches of the Transaction Agreement by the Company subject to negotiated limitations.

The Investor’s obligation to consummate the Offer is subject to certain conditions, including, among other things, (a) that there shall have been validly tendered and not validly withdrawn prior to the Acceptance Time that number of shares of Company Common Stock that, when combined with the Issuance Shares and existing shares of Company Common Stock owned by Roche Holding Ltd and its subsidiaries, represents at least 52.4% of the outstanding shares of Company Common Stock on a fully diluted basis, (b) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (c) receipt of the Company Stockholder Approval, (d) the Collaboration Agreements and Investor Rights Agreement described below continuing in full force and effect, and (e) the approval of the Issuance Shares for listing on the NASDAQ Global Select Market. Neither the Offer nor the Issuance is subject to a financing condition.

The Transaction Agreement also contains certain termination rights for both the Company and the Investor, including, among other things, for (a) the failure of the Acceptance Time to occur by October 11, 2015, (b) the enactment, adoption, enforcement, promulgation or application of any final and non-appealable applicable law, order, injunction or judgment that makes the consummation of the Offer or the Issuance illegal or otherwise prohibited or permanently enjoins either the Company or the Investor from consummating the Offer or the Issuance, (c) the failure to receive the Company Stockholder Approval, and (d) breaches of representations, warranties or covenants by a party that, in the case of the Company, result in the failure of certain conditions to closing being satisfied, or, in the case of the Investor, would reasonably be expected to prevent the Investor from consummating the Offer or the Issuance. Prior to the Acceptance Time, the Company has the right to terminate the Transaction Agreement in connection with entering into a definitive agreement with respect to a superior proposal with a third party, subject to certain conditions, including the Company’s compliance with certain procedures set forth in the Transaction Agreement and payment of a termination fee of $30 million by the Company.

The Board of Directors of the Company unanimously adopted resolutions (a) determining and declaring that each of the Transaction Documents (as defined below) and the transactions contemplated thereby, including the Offer, the Issuance and the Company Charter Amendments, are advisable and in the best interests of the Company and its stockholders, (b) approving the Offer, the Issuance, the Company Charter Amendments and the transactions contemplated by the Transaction Documents in accordance with the requirements of the Delaware General Corporation Law, (c) approving and declaring advisable each of the Transaction Documents and the transactions contemplated thereby, including the Offer, the Issuance and the Company Charter Amendments and (d) consenting to the Offer and recommending that the stockholders of the Company accept the Offer and vote their shares in favor of the Company Stockholder Approval.

The foregoing description of the Transaction Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Transaction Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Transaction Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other financial information about the Company, the Investor or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Transaction Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Transaction Agreement; may be subject to limitations and indemnification obligations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Transaction Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders of the Company and other investors are not third-party beneficiaries under the Transaction Agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, the Investor or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Transaction Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Collaboration Agreements

In connection with the Investment and simultaneously with the execution of the Transaction Agreement, the Company entered into a strategic collaboration with certain affiliates of the Investor to develop and commercialize comprehensive molecular information and genomic analysis products for the treatment of cancer patients (the “Collaboration”) pursuant to (a) a Collaboration Agreement (the “R&D Collaboration Agreement”), by and between F. Hoffmann-La Roche Ltd (“Roche Basel”), Hoffmann-La Roche Inc. (“Roche U.S.” and together with Roche Basel, “Roche”) and the Company, (b) a US Education Collaboration Agreement (the “U.S. Education Collaboration Agreement”), by and between Genentech, Inc. (“Genentech”) and the Company, (c) an Ex-US Commercialization Agreement (the “Ex-U.S. Commercialization Agreement”), by and between Roche Basel and the Company and (d) a Binding Term Sheet for an In Vitro Diagnostics (IVD) Agreement (the “IVD Term Sheet” and, collectively with the R&D Collaboration Agreement, the U.S. Education Collaboration Agreement and the Ex-U.S. Commercialization Agreement, the “Collaboration Agreements”), by and between Roche Basel and the Company, each of which will become effective at the Acceptance Time.

Pursuant to the R&D Collaboration Agreement, the Company and Roche will collaborate on multiple programs related to the use and development of products and services for use in molecular information, immunotherapy, circulating tumor DNA, and companion diagnostics. These programs will be conducted pursuant to agreed-upon work plans and be subject to the oversight of a joint research and development committee. Under the molecular information platform program, Roche will pay the Company a guaranteed $85 million over five years for the molecular genomic profiling of a minimum number of cancer samples and to access the Company’s molecular information database. Roche will also pay the Company up to approximately $74 million for the currently contemplated scope of activities related to the immunotherapy testing platform program, the circulating tumor DNA platform program and the companion diagnostics platform program. In addition, Roche may purchase the Company’s products and services used in connection with the programs under the R&D Collaboration Agreement. Either the Company or Roche may terminate the R&D Collaboration Agreement in the event of a breach of the agreement by the other party.

Pursuant to the U.S. Education Collaboration Agreement, the Company and Genentech, a wholly-owned subsidiary of Roche, will jointly conduct an education support program for healthcare professionals in the United States regarding the use of next-generation sequencing and comprehensive genomic profiling technology. Genentech will develop education materials based upon information related to comprehensive genomic profiling provided by the Company, and the Company and Genentech will share the costs related to the development of such materials. In addition, in the event the Company seeks to promote any companion diagnostic product developed under the R&D Collaboration Agreement for use with a Genentech therapeutic in the United States, Genentech will have a right of first negotiation with respect to the co-promotion of such companion diagnostic product. The U.S. Education Collaboration Agreement will remain in effect for five years, and either party may terminate the agreement without cause upon six months’ written notice during the first year of the term and upon three months’ written notice thereafter, and either party may terminate in the event of a breach by the other party.

Pursuant to the Ex-U.S. Commercialization Agreement, Roche will have the right to commercialize the Company’s existing clinical diagnostic testing products, including FoundationOne and FoundationOne Heme, any clinical diagnostic products developed under the R&D Collaboration Agreement and any other products upon mutual agreement. Beginning one year after the execution of the Ex-U.S. Commercialization Agreement, Roche will have the exclusive right to commercialize such products worldwide, excluding the United States and any countries Roche elects to exclude during the first year of the term. Roche also holds a right of first negotiation with respect to the commercialization of the Company’s future clinical diagnostic products, excluding in vitro diagnostic tests and companion diagnostic products developed by the Company for third parties. Roche may pay the Company an agreed amount for the right to extend the launch timeline for FoundationOne and FoundationOne Heme by specified periods in specified countries. Roche will also pay agreed upon royalties and commercial milestones. Further, if Roche fails to meet certain minimum revenue requirements for FoundationOne or FoundationOne Heme tests in three consecutive years in a specified country, the Company has the right to terminate Roche’s exclusive commercialization rights in the applicable country. The Ex-U.S. Commercialization Agreement will remain in effect for five years and may be extended by Roche for additional two-year periods. Roche shall have the right to terminate the agreement without cause upon six months’ written notice after the initial five year term, and either party may terminate in the event of breach by the other party.

Pursuant to the IVD Term Sheet, the Company and Roche have agreed to use commercially reasonably efforts to negotiate and enter into a definitive agreement within one year after the closing of the Investment regarding a non-exclusive collaboration to develop and commercialize in vitro diagnostic versions of certain existing Company products, including FoundationOne and FoundationOne Heme, and future Company products, including those developed under the R&D Collaboration Agreement (the “IVD Kits”). Such definitive agreement will provide that the Company may not develop IVD Kits that use a sequencing platform owned or controlled by Roche for internal purposes or with third parties without the prior written consent of Roche. The IVD Term Sheet contemplates that Roche will bear all development costs related to the development of the Roche sequencing platform. The IVD Term Sheet will control this relationship between the parties for one year unless extended by mutual agreement or the parties enter into a definitive agreement.

The foregoing descriptions of the R&D Collaboration Agreement, the U.S. Education Collaboration Agreement, the Ex-U.S. Commercialization Agreement and the IVD Term Sheet and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of such agreements, redacted copies of which will be filed as exhibits to the Company’s reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and upon filing will be incorporated herein by reference. The Company intends to submit a FOIA Confidential Treatment Request to the SEC (as defined herein) pursuant to Rule 24b-2 under the Exchange Act, requesting that it be permitted to redact certain portions of the R&D Collaboration Agreement, the U.S. Education Collaboration Agreement, the Ex-U.S. Commercialization Agreement and the IVD Term Sheet. The omitted material will be included in the request for confidential treatment.

Investor Rights Agreement

In connection with the Investment and simultaneously with the execution of the Transaction Agreement, the Company, Roche Holdings, Inc. and certain existing stockholders of the Company (the “Existing VC Investors”) entered into an Investor Rights Agreement, which will become effective at the Acceptance Time (the “Investor Rights Agreement”). The Existing VC Investors include Third Rock Ventures, L.P., affiliates of KPBC Holdings, Inc. and Google Ventures 2011, L.P.

Board Representation. Under the terms of the Investor Rights Agreement, immediately following the Closing, the Board of Directors will consist of nine directors, consisting of (a) three directors designated by the Investor, who initially shall include Daniel O’Day, (b) two of the current independent directors affiliated with the Existing VC Investors, (c) three additional independent directors (the “Independent Directors”), who shall initially be current directors Evan Jones and David Schenkein and a third director to be agreed upon by the Company and the Investor prior to the Closing, and (d) Michael Pellini, the Chief Executive Officer of the Company (the foregoing, the “Board Composition”). It is expected that Alexis Borisy will remain as Chairman of the Board of Directors of the Company following the Closing.

Pursuant to the Investor Rights Agreement, following the Closing: (a) so long as the Investor beneficially owns at least 10% of the outstanding shares of Company Common Stock, it will be entitled to (i) the lesser of (A) the number of seats representing 33.34% of the Board of Directors and (B) proportionate representation on the Board of Directors, but in any event, at least one director designee and (b) so long as the Investor is entitled to appoint at least one director to the Board of Directors, it will be entitled to proportionate representation on each committee of the Board of Directors, but in any event, at least one director designee on each committee, subject to compliance with the applicable rules of the SEC and the NASDAQ Stock Market. Notwithstanding the foregoing, directors appointed by the Investor may be excluded from any discussions of the Board of Directors regarding any actual or potential collaboration agreement between the Company and any pharmaceutical, biotechnology or biopharmaceutical company that is at such time an actual competitor of the Investor and which is similar in scope, nature and value to the ordinary course collaboration agreements of the Company existing as of the date hereof (i.e., agreements pursuant to which the Company has agreed to provide genomic sequencing services to pharmaceutical, biotechnology and biopharmaceutical companies to support research and development or patient treatment, or to work with such companies to collect and use human molecular and other patient information for such company’s research, development and commercialization efforts).

Consent Rights. Until such time as the Investor beneficially owns less than a majority of the outstanding shares of Company Common Stock (subject to a cure period), the Company (and its subsidiaries) may not take certain actions without the Investor’s prior written consent, including any of the following: (a) appoint a new Chief Executive Officer of the Company; (b) incur any indebtedness (as defined in the Investor Rights Agreement) that would result in the outstanding aggregate principal amount of the indebtedness of the Company and its subsidiaries exceeding the lesser of (A) $200 million and (B) 20% of the Company’s aggregate market capitalization at the time of such incurrence; (c) issue or sell any equity securities (including any securities convertible or exercisable into such equity securities), other than (X) Company Common Stock issued pursuant to equity awards granted as of the Closing in accordance with their terms, (Y) equity awards granted after the Closing pursuant to the Company’s 2013 Stock Option and Incentive Plan or any permitted new equity incentive plan or equity incentive plan amendment and (Z) in connection with permitted acquisitions, certain shares of Company Common Stock issued as stock consideration as long as such issuance does not result in the Investor beneficially owning less than 50.5% of the outstanding shares of Company Common Stock on a fully diluted basis; (d) establish or amend any equity incentive plan of the Company, except for certain equity plans; (e) acquire any entity, business or assets if the aggregate consideration payable by the Company and its subsidiaries exceeds the lesser of (A) $200 million and (Y) 20% of the Company’s aggregate market capitalization at the time of such transaction, unless the Investor is separately contemplating acquiring the same entity, business or assets; (f) dispose of any entity, business or assets if the aggregate consideration payable to the Company and its subsidiaries exceeds $50 million; (g) change the scope and nature of the Company’s business; (h) amend the organizational documents of the Company or any of its subsidiaries; (i) take any action that would impair in any material respect the Company’s ability to perform its obligations under the Investor Rights Agreement or the Investor’s rights thereunder; or (j) voluntarily dissolve or liquidate or make any voluntary bankruptcy filings.

Voting Obligations. As long as the Investor is entitled to appoint at least one director to the Board of Directors, the Investor will be required to (a) cause all of its shares of Company Common Stock to be present for quorum purposes at any meeting of the stockholders of the Company, (b) vote all of its shares of Company Common Stock to approve any matter requiring approval by the Investor described in the preceding paragraph that the Investor has approved within the previous six months and (c) vote all of its shares of Company Common Stock in connection with the election of directors or the adoption of certain equity plans either (i) in accordance with the recommendation of the Board of Directors or (ii) in the same proportion as the votes cast by all stockholders of the Company other than the Investor and its affiliates.

Standstill Provisions. Under the terms of the Investor Rights Agreement, during the period following the Closing and ending on the date three years following the Closing (the “Restricted Period”), the Investor will be restricted from acquiring additional shares of Company Common Stock, except in order to offset dilution and maintain its aggregate percentage ownership in the Company at no less than 50.5% of the outstanding shares of Company Common Stock on a fully diluted basis. During the Restricted Period and for as long as the Investor has the right to designate a director, the Investor shall not make any proxy solicitations in connection with the election or removal of directors, or knowingly encourage or facilitate a third party to engage in any such solicitation, subject to certain limited exceptions.

Following the Restricted Period, the Investor will be permitted to make an offer to purchase all remaining shares of Company Common Stock held by the other stockholders of the Company (an “Investor Buyout Offer”). Prior to the fifth anniversary of the Closing, any Investor Buyout Offer shall be made on a confidential basis, subject to the review, evaluation and approval of a special committee of independent directors who are unaffiliated with the Investor and are not officers or employees of the Company (the “Disinterested Directors”) and subject to a non-waivable condition that a majority of the shares of Company Common Stock held by stockholders of the Company not affiliated with the Investor approve the Investor Buyout Offer. From and after the fifth anniversary of the Closing, any Investor Buyout Offer may be made directly to the stockholders of the Company without the review, evaluation or approval of the Board or the Disinterested Directors, as long as it is subject to the non-waivable condition that a majority of the shares of Company Common Stock held by stockholders of the Company not affiliated with the Investor approve the Investor Buyout Offer. If, from and after the fifth anniversary of the Closing, the Investor makes an Investor Buyout Offer, then at any subsequent annual meeting of the stockholders of the Company (or special meeting called for the purpose of electing directors), the Investor will be entitled to nominate any individuals who qualify as independent directors under the terms of the Investor Rights Agreement.

The standstill restrictions on the Investor will automatically terminate if the Company enters into a definitive agreement with respect to, or the Board recommends to the Company’s stockholders, a transaction pursuant to which any person or group would acquire, directly or indirectly, voting securities of the Company representing more than 20% of the aggregate voting power of all then-outstanding voting securities of the Company.

Anti-dilution Protections. The Company has agreed to establish and maintain a stock repurchase program at all times following the Closing and to repurchase shares of Company Common Stock in order to maintain the Investor’s aggregate percentage ownership in the Company following the Company’s issuance of the Issuance Shares at no less than 50.5% of the outstanding shares of Company Common Stock on a fully diluted basis, less any shares transferred by the Investor. The Company’s obligation to maintain such stock repurchase program will terminate upon the earlier of (a) any transfer by the Investor of shares of Company Common Stock, following which the Investor beneficially owns less than 40% of the outstanding shares of Company Common Stock on a fully diluted basis and (b) the Investor beneficially owning less than 30% of the outstanding shares of Company Common Stock.

Following the Closing and until the date on which the Investor beneficially owns less than 30% of the outstanding shares of Company Common Stock, the Investor also will hold a continuing option to purchase shares of Company Common Stock from the Company or in the open market, at prevailing market prices, in order to maintain the Investor’s aggregate percentage ownership in the Company at no less than 50.5% of the outstanding shares of Company Common Stock on a fully diluted basis, less any shares transferred by the Investor (the “Share Percentage

Cap”). If the Company fails to or is unable to satisfy its repurchase obligations under the stock repurchase program described above, and the Investor purchases shares of Company Common Stock from the Company or in the open market, the Share Percentage Cap will be increased by the percentage of the outstanding shares of Company Common Stock, on a fully diluted basis, represented by the shares of Company Common Stock that the Investor was required to purchase at its cost in order to maintain its aggregate percentage ownership in the Company.

In the event that the Company issues any securities and, as a result thereof, the Investor beneficially owns less than 50.1% of the outstanding shares of Company Common Stock on a fully diluted basis, the restrictions on the Investor under the Investor Rights Agreement (including with respect to the agreement to vote the Investor’s shares of Company Common Stock, the standstill restrictions and transfer restrictions), but not the rights of the Investor under the Investor Rights Agreement, will immediately terminate, and the Investor will thereafter have the ability to exercise in full its rights as a stockholder of the Company.

Restrictions on Transfer of Shares. The Investor may not transfer any shares of Company Common Stock for a period of three years after the Closing. Thereafter, subject to certain exceptions, the Investor may not transfer any shares of Company Common Stock to any person or group, if such person or group would beneficially own in excess of 10% of the outstanding shares of Company Common Stock following such transfer, without the prior consent of a special committee of Disinterested Directors. Following the fifth anniversary of the Closing, the Investor will be permitted to transfer all (but not less than all) of its shares of Company Common Stock to a third party that has made an offer to the Company or its stockholders (including pursuant to a tender offer) to purchase all of the outstanding shares of Company Common Stock if the price, form of consideration and other terms and conditions of the transfer offered to the Investor are the same (or no more favorable) than the price, form of consideration and other terms and conditions offered to all other stockholders of the Company, other than (a) fair market consideration payable in exchange for entering into restrictive covenants and (b) commercial agreements (including with respect to transition services) on arms’-length terms, in each case that the purchaser requires as a condition to the transaction.

Registration Rights. Following the third anniversary of the Closing, the Investor will be entitled to customary demand and piggyback registration rights, subject to customary underwriter cutbacks.

Matters Reserved for Approval of the Disinterested Directors. For as long as there is at least one director on the Board designated by the Investor, the following actions will require approval of a majority of the Disinterested Directors (or a special committee of Disinterested Directors): (a) any transaction between the Investor or any of its affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand; (b) any enforcement or waiver of the rights of the Company or any of its subsidiaries under any agreement between the Company or any of its subsidiaries, on the one hand, and the Investor or any of its affiliates, on the other hand; and (c) any purchase of shares of Company Common Stock by the Investor or any of its affiliates, except as otherwise expressly set forth in the Investor Rights Agreement.

Freedom to Pursue Opportunities. Neither the Investor nor the Company will be required to offer a corporate opportunity to the other, and except as agreed in connection with the Collaboration or as part of the Investor Rights Agreement, there will be no restrictions on the Company’s or the Investor’s ability to engage in similar activities or lines of business.

Termination. The Investor Rights Agreement will automatically terminate on the later of the date the Investor beneficially owns less than 10% of the outstanding shares of Company Common Stock or the date that the Investor owns no Registrable Securities (as defined in the Investor Rights Agreement).

The foregoing description of the Investor Rights Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Investor Rights Agreement, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Tax Sharing Agreement

Simultaneously with the execution of the Transaction Agreement, the Company entered into a Tax Sharing Agreement (the “Tax Sharing Agreement”) with the Investor to facilitate the inclusion of the Company with the Investor and/or one or more subsidiaries of the Investor in consolidated, combined or unitary income tax groups for certain state and local tax jurisdictions following the Closing. Pursuant to the Tax Sharing Agreement, the Company and the Investor have agreed to make payments such that the net amount paid by the Company on account of the Investor’s consolidated, combined or unitary taxes in respect of such state and local tax jurisdictions generally will be approximately as though the Company had filed separate, stand-alone income tax returns in such jurisdictions either on a stand-alone basis or as the common parent of a group of corporations, rather than as a consolidated subsidiary of the Investor. The Company will not be included in the Investor’s consolidated group for federal income tax purposes as a result of the Investment.

The foregoing description of the Tax Sharing Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Tax Sharing Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Tender and Support Agreements

Simultaneously with the execution of the Transaction Agreement, the Existing VC Investors also entered into separate tender and support agreements (the “Tender and Support Agreements” and, together with the Transaction Agreement, the Investor Rights Agreement, the Tax Sharing Agreement, the Existing IRA Amendment and the Collaboration Agreements, the “Transaction Documents”), pursuant to which the Existing VC Investors agreed, among other things, (a) to vote their respective shares of Company Common Stock in favor of the Company Stockholder Approval, (b) to tender at least 50% of their respective shares of Company Common Stock into the Offer and (c) if it would result in a higher participation in the Offer, to tender their respective shares of Company Common Stock in proportion to the other stockholders of the Company who are not parties to the Tender and Support Agreements. As of the date of the Tender and Support Agreements, the Existing VC Investors beneficially owned approximately 31% of the outstanding shares of Company Common Stock.

Pursuant to the Tender and Support Agreements, if the shares of Company Common Stock tendered in the Offer, when combined with the Issuance Shares and existing shares of Company Common Stock owned by Roche Holding Ltd and its subsidiaries, are not sufficient to result in the Investor owning at least 52.4% of the outstanding shares of Company Common Stock on a fully diluted basis immediately following the Closing, certain of the Existing VC Investors have agreed to tender up to 100% of their shares of Company Common Stock in order that tendered shares of Company Common Stock meet such threshold. The participation by the Existing VC Investors in the Offer is otherwise on the same terms and conditions as the other stockholders of the Company, including the Offer Price and proration provisions in the event that the Offer is oversubscribed.

Pursuant to the Investor Rights Agreement, so long as an Existing VC Investor has at least one representative on the Board of Directors, such Existing VC Investor will be required to (a) cause all of its shares of Company Common Stock to be present for quorum purposes at any meeting of the stockholders of the Company and (b) vote all of its shares of Company Common Stock in a manner consistent with the Board Composition described above.

The foregoing description of the Tender and Support Agreements and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Tender and Support Agreements, forms of which are filed as Exhibits 99.1, 99.2 and 99.3 to this Current Report on Form 8-K and are incorporated herein by reference.

Amendment to Existing Investors’ Rights Agreement

Simultaneously with the execution of the Transaction Agreement and effective at the Acceptance Time, the Company and certain stockholders of the Company entered into an Amendment (the “Amendment to Existing IRA”) to the Second Amended and Restated Investors’ Rights Agreement, dated as of June 20, 2013, by and among the

Company and the investors listed therein (the “Existing IRA”), pursuant to which such stockholders agreed to, among other things, grant additional registration rights to the Investor that are pari passu or senior to the registration rights of such stockholders under the Existing IRA and to subordinate certain registration rights in the Existing IRA to the registration rights of the Investor in the Investor Rights Agreement.

The foregoing description of the Amendment to Existing IRA and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment to Existing IRA, a copy of which is filed as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K related to the Issuance and the Issuance Shares are hereby incorporated into this Item 3.02. The Company is relying on the exemption from the registration requirements of the Securities Act afforded by Section 4(2) thereof. The Investor represented that it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

Item 3.03.	Material Modification to Rights of Security Holder.

The information set forth in Item 1.01 of this Current Report on Form 8-K relating to the Investor Rights Agreement is hereby incorporated by reference into this Item 3.03.

The information set forth in Item 1.01 of this Current Report on Form 8-K relating to the Amendment to Existing IRA is hereby incorporated by reference into this Item 3.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this Current Report on Form 8-K relating to the Board Composition is hereby incorporated by reference into this Item 5.02.

Item 7.01	Regulation FD Disclosure.

On January 12, 2015, the Company issued a press release announcing the Transaction Documents and the Investment. A copy of the press release is attached hereto as Exhibit 99.1.

Pursuant to General Instruction B.2 of Form 8-K, this information filed under this item number and Exhibit 99.1 are not deemed to be “filed” for purposes of Section 18 of the Exchange Act, nor shall this item number and Exhibit 99.1 be incorporated by reference into the Company’s filings under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such future filing.

Important Information and Where To Find It

The tender offer described in this document (the “Offer”) has not yet commenced, and this document is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Foundation Medicine or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by Roche Holdings, Inc., and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Foundation Medicine. The offer to purchase shares of Foundation Medicine common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. Also in connection with the proposed transactions, Foundation Medicine will file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT, THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER AND THE PROXY STATEMENT, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of these materials (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the tender offer which will be named in the tender offer statement. Copies of Foundation Medicine’s filings with the SEC may be obtained free of charge at the “Investors & Press” section of Foundation Medicine’s website at www.foundationmedicine.com or by contacting investor relations at 617-418-2283.

Certain Information Regarding Participants

Foundation Medicine and its directors, executive officers and other members of its management and employees may be deemed under SEC rules to be participants in the solicitation of proxies of Foundation Medicine’s stockholders in connection with the proposed transactions. Information concerning the interests of Foundation Medicine’s participants in the solicitation, which may, in some cases, be different than those of Foundation Medicine’s stockholders generally, is set forth in the materials filed by Foundation Medicine with the SEC, including in Foundation Medicine’s definitive proxy statement filed with the SEC on April 30, 2014, and will be set forth in the proxy statement relating to the transactions when they become available. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Statements in this Form 8-K may contain, in addition to historical information, certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Foundation Medicine has identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in this Form 8-K include without limitation statements regarding the planned completion of the Offer, the Issuance, the planned meeting of the stockholders of the Company and the matters to be voted upon at such meeting. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: uncertainties as to the timing of the transactions contemplated by the Transaction Documents; uncertainties as to the percentage of shares of Company Common Stock tendered in the Offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption caused by the transaction making it more difficult for Foundation Medicine to maintain relationships with employees, collaborators, vendors and other business partners; the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; the risks that any anticipated product launch or global expansion will be delayed, cancelled or unsuccessful; the unsuccessful realization of Foundation Medicine’s expectations and beliefs regarding the future conduct and growth of Foundation Medicine’s business and the markets in which it operates; and other risks and uncertainties discussed in Foundation Medicine’s filings with the SEC, including the “Risk Factors” sections of Foundation Medicine’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, as well as the tender offer documents to be filed by Roche Holdings, Inc., the Solicitation/Recommendation Statement to be filed by Foundation Medicine and the proxy statement to be filed by Foundation Medicine. Foundation Medicine undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this Form 8-K are qualified in their entirety by this cautionary statement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Transaction Agreement, by and between Foundation Medicine, Inc. and Roche Holdings, Inc., dated January 11, 2015*

4.1	Investor Rights Agreement, by and between Foundation Medicine, Inc. and Roche Holdings, Inc., dated January 11, 2015

4.2	Amendment to Second Amended and Restated Investors’ Rights Agreement, by and between the Company and the Investors named therein, dated January 11, 2015

10.1	Tax Sharing Agreement, by and between Foundation Medicine, Inc. and Roche Holdings, Inc., dated January 11, 2015

99.1	Form of Tender and Support Agreement entered into by Roche Holdings, Inc. with Third Rock Ventures, L.P., dated January 11, 2015

99.2	Form of Tender and Support Agreement entered into by Roche Holdings, Inc. with affiliates of KPBC Holdings, Inc., dated January 11, 2015

99.3	Form of Tender and Support Agreement entered into by Roche Holdings, Inc. with Google Ventures 2011, L.P., dated January 11, 2015

99.4	Press Release, issued by the Company, dated January 12, 2015 (furnished herewith)

*	The Company will furnish supplementally a copy of any omitted schedules to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 under the Exchange Act for any schedule so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2015	FOUNDATION MEDICINE, INC.

	By:	/s/ Robert W. Hesslein
Robert W. Hesslein
Senior Vice President, General Counsel and Secretary